Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 23, 2009 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Leggett & Platt, Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2008.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 26, 2007, relating to the financial statements and schedule, which appear in the Annual Report of the Leggett & Platt, Incorporated Stock Bonus Plan on Form 11-K for the year ended December 31, 2006.

/s/ PRICEWATERHOUSECOOPERS LLP

St. Louis, Missouri
February 26, 2009